Exhibit (8)(i)
PARTICIPATION AGREEMENT
AMONG
ANNUITY INVESTORS LIFE INSURANCE COMPANY,
GREAT AMERICAN ADVISORS, INC.
ALLIANCEBERNSTEIN L.P.,
AND
ALLIANCEBERNSTEIN INVESTMENTS, INC.
DATED AS OF MAY 1, 2008

PARTICIPATION AGREEMENT
     THIS AGREEMENT, made and entered into as of the 1st day of May (“Agreement”), by and among Annuity Investors Life Insurance Company, an Ohio life insurance company (“Insurer”) (on behalf of itself and its “Separate Account(s),” defined below); Great American Advisors, Inc., an Ohio corporation, (“Contracts Distributor”), the principal underwriter with respect to the Contracts referred to below; AllianceBernstein L.P., a Delaware limited partnership (“Adviser”), the investment adviser of the Fund referred to below; and AllianceBernstein Investments, Inc., a Delaware corporation (“Distributor”), the Fund’s principal underwriter (collectively, the “Parties”).
WITNESSETH THAT:
     WHEREAS Insurer, the Distributor, AllianceBernstein Variable Products Series Fund, Inc. (the “Fund”), the Adviser, and the Fund desire that Class B shares of the Fund’s Portfolios listed on Schedule A (the “Portfolios”; reference herein to the “Fund” includes reference to each Portfolio to the extent the context requires) be made available by Distributor to serve as underlying investment media for the variable annuity contracts issued by Insurer and set forth on Schedule A (the “Contracts”), to be offered by Contracts Distributor and other registered broker-dealer firms as agreed to by Insurer and Contracts Distributor;
     WHEREAS the Contracts provide for the allocation of net amounts received by Insurer to separate subaccounts (the “Divisions”; reference herein to a “Separate Account” includes reference to each Division to the extent the context requires) of the Separate Account(s) for investment in Class B shares of corresponding Portfolios of the Fund that are made available through the Separate Account(s) to act as underlying investment media; and

     WHEREAS, each Separate Account (collectively, the “Separate Account”) is duly established by the Company and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”) as a unit investment trust and is listed on Schedule A;
     NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the Fund and Distributor will make Class B shares of the Portfolios available to Insurer for the purposes set forth above at net asset value and with no sales charges, all subject to the following provisions:
Section 1. Additional Portfolios
     The Fund has and may, from time to time, add additional Portfolios, which will become subject to this Agreement, if, upon the written consent of each of the Parties hereto, they are made available as investment media for the Contracts through the Separate Account.
Section 2. Processing Transactions
     2.1 Timely Pricing and Orders.
     The Fund shall make Class B shares of the Portfolios available to the Insurer at the net asset value next computed after receipt of such purchase order by the Fund (or its agent), as established in accordance with the provisions of the then current prospectus of the Fund. Shares of a particular Portfolio of the Fund shall be ordered in such quantities and at such times as determined by the Insurer to be necessary to meet the requirements of the Contracts. The Fund will redeem any full or fractional shares of any Portfolio when requested by the Insurer at the net asset value next computed after receipt by the Fund (or its agent) of the request for redemption in good order in accordance with the provisions of the then current prospectus of the Fund.
     The Adviser or its designated agent will provide closing net asset value, dividend and capital gain information for each Portfolio to Insurer at the close of trading on each day (a “Business Day”) on which (a) the New York Stock Exchange is open for regular trading, (b) the Fund calculates the Portfolio’s net asset value and (c) Insurer is open for business. The Fund or its designated agent will use its best efforts to provide this information by 6:00 p.m., Eastern time, and in any event as soon as is reasonably practicable. In the event the Fund or its designated agent is unable to make the 6:00 p.m. Eastern time deadline, it shall provide additional time for the Insurer to place orders for the purchase and redemption of shares. Such additional time shall be equal to the additional time that the Fund takes to make the closing net asset value, dividend and capital gain information available to the Insurer. Insurer will use these data to calculate unit values, which in turn will be used to process transactions that receive that same Business Day’s Separate Account Division’s unit values. Such Separate Account processing will be done the same evening, and corresponding orders with respect to Fund shares will be placed the morning of the following Business Day. Insurer will use its best efforts to place such orders with the Fund by 11:00 a.m., Eastern time.
     2.2 Timely Payments.
     Insurer will transmit orders for purchases and redemptions of Fund shares to Distributor, and will wire payment for net purchases to a custodial account designated by the Fund on the day the order for Fund shares is placed, to the extent practicable. Payment for net redemptions will be wired by the Fund to an account designated by Insurer by 4:00 p.m., Eastern time, on the same day the order is placed, to the extent practicable, and in any event be made within six calendar days after the date the order is placed in order to enable Insurer to pay redemption proceeds within the time specified in Section 22(e) of the 1940 Act. Payments by the Insurer for the purchase of Fund shares and payments by the Fund of the proceeds of the redemption of Fund shares may be netted against one another on any day for the purpose of determining the amount of any wire transfer on that day.
     2.3 Redemption in Kind.
     The Fund reserves the right to pay any portion of a redemption in kind of portfolio securities, if the Fund’s board of directors (the “Board of Directors”) determines that it would be detrimental to the best interests of shareholders to make a redemption wholly in cash.
     2.4 Applicable Price.
     The Parties agree that Portfolio share purchase and redemption orders resulting from Contract owner purchase payments, surrenders, partial withdrawals, routine withdrawals of charges, or other transactions under Contracts will be executed at the net asset values as determined as of the close of regular trading on the New York Stock Exchange on the Business Day that Insurer receives such orders and processes such transactions, which, Insurer agrees shall occur not earlier than the Business Day prior to Distributor’s receipt of the corresponding orders for purchases and redemptions of Portfolio shares, provided that such orders are received by the Insurer in good order prior to the time the net asset value of each Fund is determined in accordance with its prospectus For the purposes of this section 2, Insurer shall be deemed to be the agent of the Fund for receipt of such orders from holders or applicants of contracts, and receipt by Insurer shall constitute receipt by the Fund.

     2.4 Dividends and Capital Gain Distributions.
     Distributor shall furnish prompt notice to the Insurer of any income dividends or capital gain distributions payable on Portfolio shares at least five (5) Business Days prior to the ex-dividend date. The form of payment of dividends and capital gains distributions will be determined in accordance with the Insurer’s operational procedures in effect at the time of the payment of such dividend or distribution. At this time, Insurer hereby elects to reinvest all dividends and capital gains distributions in additional shares of the corresponding Portfolio at the record-date net asset values until Insurer otherwise notifies the Fund in writing, it being agreed by the Parties that the record date and the payment date with respect to any dividend or distribution will be the same Business Day. On the ex-dividend date or, if not a Business Day on the first Business Day thereafter, Distributor shall notify the Insurer of the actual amount of dividend or distribution payable per share and the number of shares so issued as payment of such dividends and distributions.
     2.5 Book Entry
     Issuance and transfer of Fund shares will be by book entry only. Stock certificates will not be issued to the Insurer or the Separate Account. Shares purchased from the Fund will be recorded in the appropriate title for the Separate Account or the appropriate Division of the Separate Account. The Fund shall fax to the Insurer at the number designated by the Insurer a copy of a detailed transaction report and a transaction history report on the Business Day following each trade.

     2.6 Material Errors
     Any material error in the calculation or reporting of the closing net asset values, dividends, or capital gain information shall be reported immediately to the Insurer upon discovery. In such event the Insurer shall be entitled to an adjustment to the number of shares purchased or redeemed to reflect the correct closing net asset value per share and the Fund or Distributor shall bear the cost of correcting such errors.
Section 3. Costs and Expenses
     3.1 General.
     Except as otherwise specifically provided herein, each Party will bear its own expenses related to its performance under this Agreement.
     3.2 Registration Expenses.
     The Fund will bear the cost of its registering as a management investment company under the 1940 Act and registering its shares under the Securities Act of 1933, as amended (the “1933 Act”), and keeping such registrations current and effective; including, without limitation, the preparation of and filing with the Securities and Exchange Commission (the “SEC”) of Forms N-SAR and Rule 24f-2 Notices respecting the Fund and its shares and payment of all applicable registration or filing fees with respect to any of the foregoing. Insurer will bear the cost of registering the Separate Account as a unit investment trust under the 1940 Act and registering units of interest under the Contracts under the 1933 Act and keeping such registrations current and effective; including, without limitation, the preparation and filing with the SEC of Forms N-

SAR and Rule 24f-2 Notices respecting the Separate Account and its units of interest and payment of all applicable registration or filing fees with respect to any of the foregoing.
     3.3 Non-Sales-Related Expenses.
     The Fund will bear the costs of preparing, filing with the SEC and setting for printing the Fund’s prospectus, summary prospectus (if any), statement of additional information and any amendments or supplements thereto (collectively, the “Fund Prospectus”), periodic reports to shareholders, Fund proxy material and other shareholder communications (including sales literature) and any related requests for voting instructions from Participants (as defined below). Insurer will bear the costs of preparing, filing with the SEC and setting for printing, the Separate Account’s prospectus, statement of additional information and any amendments or supplements thereto (collectively, the “Separate Account Prospectus”), any periodic reports to owners, annuitants or participants under the Contracts (collectively, “Participants”), and other Participant communications.
     The Fund will bear the costs of printing in quantity and delivering to existing Participants the documents as to which it bears the cost of preparation as set forth above in this Section 3.3, and Insurer will bear the costs of printing in quantity and delivering such documents to prospective Participants in connection with offering the Contracts. The Fund shall provide Insurer with as many copies of the documents as to which it bears the cost of preparation as set forth above in this Section 3.3 as Insurer may reasonably request. Such documents shall relate only the Portfolios listed on Schedule A. If requested by Insurer, the Fund will provide a final copy of its prospectus electronically or on diskette to Insurer at the Fund’s expense and other assistance as is reasonably necessary in order for the Insurer once each year (or more frequently if the Fund’s prospectus is amended) to print and bind the Separate Account’s prospectus and the Fund’s prospectus together in one document (such printing for existing Participants to be at the Fund’s expense). The Fund shall provide the Insurer with information regarding the Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.
     3.4 Sales-Related Expenses.
     Expenses of distributing the Portfolio’s shares and the Contracts will be paid by Distributor, Contracts Distributor and other parties, as they shall determine by separate agreement.
     3.5 Parties to Cooperate.
     The Adviser, Insurer, Distributor, and the Fund each agrees to cooperate with the others, as applicable, in arranging to print, mail and/or deliver combined or coordinated prospectuses or other materials of the Fund and Separate Account.
     The Adviser, or Distributor will provide the Insurer with as much advance notice as is reasonably practicable of any material change affecting the Fund (including, but not limited to, any material change in its registration statement or prospectus affecting the Fund and any proxy solicitation sponsored by the Fund or Distributor affecting the Fund) and consult with the Insurer in order to implement any such change in an orderly manner, recognizing the expenses of changes and attempting to minimize such expenses by implementing them when reasonably practicable in the view of the Fund in conjunction with regular annual updates of the prospectus for the Contracts.

Section 4. Legal Compliance
     4.1 Tax Laws.
     (a) The Fund and the Adviser represent that each Portfolio will qualify and maintain qualification as a regulated investment company (“RIC”) under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and it will notify Insurer immediately upon having a reasonable basis for believing that any Portfolio has ceased to so qualify or that any Portfolio might not so qualify in the future. The Fund acknowledges that compliance with Subchapter M is an essential element of compliance with Section 817(h) by a corporation.
     (b) Insurer represents that it believes, in good faith, that the Contracts will be treated as modified endowment, annuity, or life insurance contracts under applicable provisions of the Code and that it will make every reasonable effort to maintain such treatment. Insurer will notify the Fund and Distributor immediately upon having a reasonable basis for believing that any of the Contracts have ceased to be so treated or that they might not be so treated in the future.
     (c) The Fund will use its best efforts to comply and to maintain each Portfolio’s compliance with the diversification requirements set forth in Section 817(h) of the Code and Section 1.817-5(b) of the regulations under the Code, and the Fund, Adviser or Distributor will notify Insurer immediately upon having a reasonable basis for believing that a Portfolio has ceased to so comply or that a Portfolio might not so comply in the future. In addition, the Fund will immediately take all steps necessary to adequately diversify the Portfolio to achieve compliance.

     (d) The Fund shall provide the Insurer or its designee with reports certifying compliance with the aforesaid Section 817(h) diversification and Subchapter M qualification requirements on a quarterly basis.
     (e) Insurer represents that it believes, in good faith, that the Separate Account is a “segregated asset account” and that interests in the Separate Account are offered exclusively through the purchase of or transfer into a “variable contract,” within the meaning of such terms under Section 817(h) of the Code and the regulations thereunder. Insurer will make every effort to continue to meet such definitional requirements, and it will notify the Fund and Distributor immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.
     (f) The Adviser will manage the Fund as a RIC in compliance with Subchapter M of the Code and will use its best efforts to manage it to be in compliance with Section 817(h) of the Code and regulations thereunder and to ensure that the. Contracts will be treated as annuity or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions). The Fund has adopted and will maintain procedures for ensuring that the Fund is managed in compliance with Subchapter M and Section 817(h) and regulations thereunder. The Fund agrees that its shares will not be sold directly to the general public.
     (g) Should the Distributor or Adviser become aware of a failure of Fund, or any of its Portfolios, to be in compliance with Subchapter M of the Code or Section 817(h) of the Code and regulations thereunder, they represent and agree that they will immediately notify Insurer of such in writing.

     4.2 Insurance and Certain Other Laws.
     (a) The Adviser will use its best efforts to cause the Fund to comply with any applicable state insurance laws or regulations, to the extent required to perform this Agreement. The Fund and Adviser also represent that the Fund will comply, to the extent consistent with federal law, with any additional state insurance law restrictions, as provided in writing by the Insurer to the Fund, including the furnishing of information not otherwise available to the Insurer which is required by state insurance law to enable the Insurer to obtain the authority needed to issue the Contracts in any applicable state. If it cannot comply, it will so notify Insurer in writing.
     (b) Insurer represents and warrants that (i) it is an insurance company duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, (ii) it has legally and validly established and maintains the Separate Account as a segregated asset account under Ohio law, and (iii) the Contracts comply in all material respects with all other applicable federal and state laws and regulations.
     (c) Insurer represents and warrants that Contracts Distributor is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio and has full corporate power, authority and legal right to execute, deliver, and perform its duties.
     (d) Distributor represents and warrants that it is a business corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full corporate power, authority and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement.
     (e) Distributor represents and warrants that the Fund is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement, and that it complies in all material respects with the 1940 Act.
     (f) Adviser represents and warrants that it is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement. Adviser represents and warrants that it is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and under any applicable state securities laws, and shall remain duly registered in all material respects under all applicable federal and state securities laws and that the Adviser shall perform its obligations for the Fund in compliance in all material respects with the laws of the State of Maryland and any applicable state and federal securities laws.
     (g) The Fund and Distributor represent and warrant that all of their trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of the Portfolios are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage required by Rule 17g-l under the 1940 Act or related provisions as may be promulgated from time to time under the 1940 Act. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

     4.3 Securities Laws.
     (a) Insurer represents and warrants that (i) interests in the Separate Account pursuant to the Contracts will be registered under the 1933 Act to the extent required by the 1933 Act (or alternatively are not registered because they are properly exempted from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act) and the Contracts will be duly authorized for issuance and sold in compliance with applicable state insurance laws, (ii) the Separate Account is and will remain registered as a unit investment trust under the 1940 Act to the extent required by the 1940 Act (or alternatively has not been registered in proper reliance upon an exemption from registration under the 1940 Act), (iii) the Separate Account does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (iv) the Separate Account’s 1933 Act registration statement relating to the Contracts, together with any amendments thereto, will, at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder, and (v) the Separate Account Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.
     (b) The Adviser and Distributor represent and warrant that (i) Fund shares sold pursuant to this Agreement will be registered under the 1933 Act to the extent required by the 1933 Act and duly authorized for issuance and sold in compliance with applicable state and federal securities laws, (ii) the Fund is and will remain registered under the 1940 Act to the extent required by the 1940 Act, (iii) the Fund will amend the registration statement for its shares under the 1933 Act and itself under the 1940 Act from time to time as required in order to effect the continuous offering of its shares, (iv) the Fund does and will comply in all material respects with the requirements of the 1940 Act and the rules thereunder, (v) the Fund’s 1933 Act registration statement, together with any amendments thereto, will at all times comply in all material respects with the requirements of the 1933 Act and rules thereunder, and (vi) the Fund Prospectus will at all times comply in all material respects with the requirements of the 1933 Act and the rules thereunder.
     (c) The Fund will register and qualify its shares for sale in accordance with the laws of any state or other jurisdiction only if and to the extent reasonably deemed advisable by the Fund, Insurer or any other life insurance company utilizing the Fund.
     (d) Insurer represents and warrants that Contracts Distributor is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member in good standing of the Financial Industry Regulatory Authority (the “FINRA”).
     (e) Distributor represents and warrants that it is registered as a broker-dealer with the SEC under the 1934 Act, and is a FINRA member in good standing.
     4.4 Notice of Certain Proceedings and Other Circumstances.
     (a) Distributor or the Fund shall immediately notify Insurer of (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order with respect to the Fund’s registration statement under the 1933 Act or the Fund Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Fund Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Fund’s shares, or (iv) any other action or circumstances that may prevent the lawful offer or sale of Fund shares in any state or jurisdiction, including, without limitation, any circumstances in which (x) the Fund’s shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law or (y) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Insurer. Distributor and the Fund will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
     (b) Insurer shall immediately notify the Fund of (i) the issuance by any court or regulatory body of any stop order, cease and desist order or similar order with respect to the Separate Account’s registration statement under the 1933 Act relating to the Contracts or the Separate Account Prospectus, (ii) any request by the SEC for any amendment to such registration statement or Separate Account Prospectus, (iii) the initiation of any proceedings for that purpose or for any other purpose relating to the registration or offering of the Separate Account interests pursuant to the Contracts, or (iv) any other action or circumstances that may prevent the lawful offer or sale of said interests in any state or jurisdiction, including, without limitation, any circumstances in which said interests are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law. Insurer will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.
     4.5 Insurer to Provide Documents.
     Upon request, Insurer will provide the Fund and the Distributor one complete copy of SEC registration statements, Separate Account prospectuses, reports, any preliminary and final voting instruction solicitation material, applications for exemptions, requests for no-action letters, and amendments to any of the above, that relate to the Separate Account or the Contracts, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
     4.6 Fund to Provide Documents.
     Upon request, the Fund will provide to Insurer one complete copy of SEC registration statements, Fund prospectuses and summary prospectuses (if any), periodic reports to shareholders, any preliminary and final proxy material and other shareholder communications (including sales literature), applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Fund or its shares, contemporaneously with the filing of such document with the SEC or other regulatory authorities.
     4.7 Shareholder Information
     (a) Agreement to Provide Information. The Insurer (or its agent) agrees to provide the Distributor upon written request, the taxpayer identification number (“TIN”), if known, and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account(s) and the amount, date, and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through one or more account(s) maintained by the Insurer during the period covered by the request. Unless otherwise specifically requested by the Fund, the Insurer shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

     (1) Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Distributor may not request transaction information older than 90 days from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.
     (2) Form and Timing of Response. The Insurer agrees to transmit the requested information that is on its books and records to the Distributor or their designee promptly, but in any event not later than 10 business days, after receipt of a request. If the requested information is not on the Insurer’s books and records, the Insurer agrees to use reasonable efforts to: (i) provide or arrange to provide to the Distributor the requested information regarding Shareholders who hold an account with an indirect intermediary; or (ii) if directed by the Distributor, block further purchase of Fund Shares from such indirect intermediary.
     In such instance, the Insurer agrees to inform the Distributor whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Distributor should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act of 1940.
     (3) Limitations on Use of Information. The Fund and the Distributor agree not to use the information received for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.
     (4) Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly except as the Fund deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.
     (b) Agreement to Restrict Trading. The Insurer agrees to execute written instructions from the Distributor to restrict or prohibit further purchase or exchanges of Shares by a Shareholder that has been identified by the Distributor as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Insurer’s account) that violate policies established by the Distributor for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Insurer. Instructions must be received by Insurer at the address set forth in Section 10 below, or such other address that Insurer may communicate to Fund or its designee, in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number.
     (1) Form of Instructions. Instructions must include the TIN, if known, and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is (are) to remain in place. Upon request of the Insurer, Fund agrees to provide (through the Fund or its designee) to the Insurer, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the Contract owner that violated the Fund’s policies relating to eliminating or reducing any dilution of the value of the Fund’s outstanding Shares.
     (2) Timing of Response. The Insurer agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Insurer.
     (3) Confirmation by the Insurer. The Insurer must provide written confirmation to the Distributor that instructions have been executed. The Insurer agrees to provide confirmation as soon as reasonably practicable, but no later than ten (10) business days after the instructions have been executed.
     (c) Definitions. For purposes of this Section:
     (1) The term “Shares” means the interests of the Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Insurer.
     (2) The term “Shareholder” means the owner of interests in a variable annuity contract issued by the Insurer, or a participant in an employee benefit plan with a beneficial interest in a Contract.
     (3) The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to the Fund as a result of “dollar cost averaging” programs, Insurer-approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) step-ups in Contract value pursuant to a Contract living benefit; (v) allocation of assets to the Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (vi) pre-arranged transfers at the conclusion of a required free look period.
     (4) The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of the Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of the Fund as a result of annuity payouts, loans, systematic withdrawal programs, Insurer-approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of the Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.
     (5) The term “written” includes electronic writings and facsimile transmissions.
Section 5. Mixed and Shared Funding
     5.1 General.
     The Fund has obtained an order from the SEC exempting it from certain provisions of the 1940 Act, including but not limited to Sections 9(a), 13(a), 15(a), and 15(b), and rules thereunder, including but not limited to Rules 6e-2(b)(15) and 6e(T)(b)(15), so that the Fund is available for investment by certain other entities, including, without limitation, separate accounts funding variable life insurance policies and separate accounts of insurance companies unaffiliated with Insurer (“Mixed and Shared Funding Order”). The Parties recognize that the SEC has imposed terms and conditions for such orders that are substantially identical to many of the provisions of this Section 5.
     5.2 Disinterested Directors.
     The Fund agrees that its Board of Directors shall at all times consist of directors a majority of whom (the “Disinterested Directors”) are not interested persons of Adviser or Distributor within the meaning of Section 2(a)(19) of the 1940 Act.
     5.3 Monitoring for Material Irreconcilable Conflicts.
     The Fund agrees that its Board of Directors will monitor for the existence of any material irreconcilable conflict between the interests of the participants in all separate accounts of life insurance companies utilizing the Fund, including the Separate Account(s). Insurer agrees to inform the Board of Directors of the Fund of the existence of or any potential for any such material irreconcilable conflict of which it is aware. The Board of Directors of the Fund shall promptly inform the Insurer if it determines that an irreconcilable material conflict exists and shall explain the implications thereof. The concept of a “material irreconcilable conflict” is not defined by the 1940 Act or the rules thereunder, but the Parties recognize that such a conflict may arise for a variety of reasons, including, without limitation:
     (a) an action by any state insurance or other regulatory authority;

     (b) a change in applicable federal or state insurance, tax or securities laws or regulations, or a public ruling, private letter ruling, no-action or interpretative letter, or any similar action by insurance, tax or securities regulatory authorities;
     (c) an administrative or judicial decision in any relevant proceeding;
     (d) the manner in which the investments of any Portfolio are being managed;
     (e) a difference in voting instructions given by variable annuity contract and variable life insurance contract participants or by participants of different life insurance companies utilizing the Fund; or
     (f) a decision by a life insurance company utilizing the Fund to disregard the voting instructions of participants.
     Insurer will assist the Board of Directors in carrying out its responsibilities by providing the Board of Directors with all information reasonably necessary for the Board of Directors to consider any issue raised, including information as to a decision by Insurer to disregard voting instructions of Participants.
     5.4 Conflict Remedies.
     (a) It is agreed that if it is determined by a majority of the members of the Board of Directors or a majority of the Disinterested Directors that a material irreconcilable conflict exists, Insurer and the other life insurance companies utilizing the Fund will, at their own expense and to the extent reasonably practicable (as determined by a majority of the Disinterested Directors), take whatever steps are necessary to remedy or eliminate the material irreconcilable conflict, which steps may include, but are not limited to:
(i)	withdrawing the assets allocable to some or all of the separate accounts from the Fund or any Portfolio and reinvesting such assets in a different investment medium, including another Portfolio of the Fund, or submitting the question whether such segregation should be implemented to a vote of all affected participants and, as appropriate, segregating the assets of any particular group (e.g., annuity contract owners or participants, life insurance contract owners or all contract owners and participants of one or more life insurance companies utilizing the Fund) that votes in favor of such segregation, or offering to the affected contract owners or participants the option of making such a change; and

(ii)	establishing a new registered investment company of the type defined as a “Management Company” in Section 4(3) of the 1940 Act or a new separate account that is operated as a Management Company.
     (b) If the material irreconcilable conflict arises because of Insurer’s decision to disregard Participant voting instructions and that decision represents a minority position or would preclude a majority vote, Insurer may be required, at the Fund’s election, to withdraw the Separate Account’s investment in the Fund. No charge or penalty will be imposed as a result of such withdrawal. Any such withdrawal must take place within six months after the Fund gives notice to Insurer that this provision is being implemented, and until such withdrawal Distributor and the Fund shall continue to accept and implement orders by Insurer for the purchase and redemption of shares of the Fund.

     (c) If a material irreconcilable conflict arises because a particular state insurance regulator’s decision applicable to Insurer conflicts with the majority of other state regulators, then Insurer will withdraw the Separate Account’s investment in the Fund within six months after the Fund’s Board of Directors informs Insurer that it has determined that such decision has created a material irreconcilable conflict, and until such withdrawal Distributor and Fund shall continue to accept and implement orders by Insurer for the purchase and redemption of shares of the Fund.
     (d) Insurer agrees that any remedial action taken by it in resolving any material irreconcilable conflict will be carried out at its expense and with a view only to the interests of Participants.
     (e) For purposes hereof, a majority of the Disinterested Directors will determine whether or not any proposed action adequately remedies any material irreconcilable conflict. In no event, however, will the Fund or Distributor be required to establish a new funding medium for any Contracts. Insurer will not be required by the terms hereof to establish a new funding medium for any Contracts if an offer to do so has been declined by vote of a majority of Participants materially adversely affected by the material irreconcilable conflict.
     5.5 Notice to Insurer.
     The Fund will promptly make known in writing to Insurer the Board of Directors’ determination of the existence of a material irreconcilable conflict, a description of the facts that give rise to such conflict and the implications of such conflict.

     5.6 Information Requested by Board of Directors.
     Insurer and the Fund will at least annually submit to the Board of Directors of the Fund such reports, materials or data as the Board of Directors may reasonably request so that the Board of Directors may fully carry out the obligations imposed upon it by the provisions hereof, and said reports, materials and data will be submitted at any reasonable time deemed appropriate by the Board of Directors. All reports received by the Board of Directors of potential or existing conflicts, and all Board of Directors actions with regard to determining the existence of a conflict, notifying life insurance companies utilizing the Fund of a conflict, and determining whether any proposed action adequately remedies a conflict, will be properly recorded in the minutes of the Board of Directors or other appropriate records, and such minutes or other records will be made available to the SEC upon request.
     5.7 Compliance with SEC Rules.
     If, at any time during which the Fund is serving as an investment medium for variable life insurance policies, 1940 Act Rules 6e-3(T) or, if applicable, 6e-2 are amended or Rule 6e-3 is adopted to provide exemptive relief with respect to mixed and shared funding, the Parties agree that they will comply with the terms and conditions thereof and that the terms of this Section 5 shall be deemed modified if and only to the extent required in order also to comply with the terms and conditions of such exemptive relief that is afforded by any of said rules that are applicable.

Section 6. Termination
     6.1 Events of Termination.
     Subject to Section 6.4 below, this Agreement will terminate as to the sale and issuance of new Contracts:
     (a) at the option of Insurer or Distributor upon at least three months advance written notice to the other Parties, unless a shorter time period is agreed to in writing by the parties to this Agreement;
     (b) at the option of the Fund upon (i) at least sixty days advance written notice to the other parties, and (ii) approval by (x) a majority of the disinterested Directors upon a finding that a continuation of this Contract is contrary to the best interests of the Fund, or (y) a majority vote of the shares of the affected Portfolio in the corresponding Division of the Separate Account (pursuant to the procedures set forth in Section 11 of this Agreement for voting Trust shares in accordance with Participant instructions).;
     (c) at the option of the Fund, immediately upon institution of formal proceedings against Insurer or Contracts Distributor by the FINRA, the SEC, any state insurance regulator or any other regulatory body regarding Insurer’s obligations under this Agreement or related to the sale of the Contracts, the operation of the Separate Account(s), or the purchase or sale of Fund shares, if, in each case, the Fund reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on a Portfolio or would materially affect the performance of the obligations of the Insurer under this Agreement; or

     (d) at the option of Insurer, immediately upon institution of formal proceedings against the Fund, Adviser, or Distributor by the FENRA, the SEC, or any state insurance regulator or any other regulatory body regarding the Fund’s, Adviser’s or Distributor’s obligations under this Agreement or related to the operation or management of the Fund or the purchase or sale of Fund shares, if, in each case, Insurer reasonably determines that such proceedings, or the facts on which such proceedings would be based, have a material likelihood of imposing material adverse consequences on Insurer, Contracts Distributor, or the Separate Account(s) or would materially affect the performance of the obligations of the Fund, the Distributor, or the Adviser under this Agreement; or
     (e) at the option of any Party, immediately in the event that (i) a Portfolio’s shares are not registered and, in all material respects, issued and sold in accordance with any applicable state and federal law or (ii) such law precludes the use of such shares as an underlying investment medium of the Contracts issued or to be issued by Insurer; or
     (f) upon termination of the corresponding Division’s investment in the Portfolio pursuant to Section 5 hereof; or
     (g) at the option of the Insurer by written notice to the Fund based upon the Insurer’s determination that shares of the Fund are not reasonably available to meet the requirements of the Contracts; or
     (h) at the option of the Insurer by written notice to the Fund in the event any of the Portfolios’ shares are not registered, issued or sold in accordance with applicable state and/or federal law, including applicable tax law, or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Insurer; or

     (i) at the option of Insurer, immediately if a Portfolio ceases to qualify as a RIC under Subchapter M of the Code or under successor or similar provisions, or if Insurer reasonably believes that such Portfolio may fail to so qualify; or
     (j) at the option of Insurer, immediately if a Portfolio fails to comply with Section 817(h) of the Code or with successor or similar provisions, or if Insurer reasonably believes that such Portfolio may fail to so qualify or comply; or
     (k) at the option of Insurer, immediately if Insurer reasonably believes that any change in a Fund’s investment adviser or investment practices will materially increase the risks incurred by Insurer; or
     (1) at the option of the Insurer by written notice to the Fund, if the Insurer shall determine, in its sole judgment exercised in good faith, that the Fund, Adviser, or Distributor has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or
     (m) at the option of the Fund by written notice to the Insurer, if the Fund shall determine in its sole judgment exercised in good faith, that the Insurer has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or
     (n) at the option of the Insurer upon any substitution of the shares of another investment company or series thereof for shares of a Portfolio of the Fund in accordance with the terms of the Contracts, provided that the Insurer has given at least 30 days prior written notice to the Fund of the date of substitution; or

     (o) at the option of any Party, immediately in the event that a majority of the Board of Directors of the Fund, or a majority of its Disinterested Directors, determines that a material irreconcilable conflict exists as provided in Section 5.3; or
     (p) upon assignment of the Agreement, unless made with the written consent of all Parties to this Agreement.
     6.2 Survival of Warranties and Indemnifications.
     All warranties and indemnifications will survive the termination of this Agreement.
     6.3 Continuance of Agreement for Certain Purposes.
     Notwithstanding any termination of this Agreement, the Distributor shall continue to make available shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (the “Existing Contracts”), except as otherwise provided under Section 5 of this Agreement. Specifically, and without limitation, the Distributor shall facilitate the sale and purchase of shares of the Portfolios as necessary in order to process premium payments, surrenders and other withdrawals, and transfers or reallocations of values under Existing Contracts. The provisions of Section 5 and Section 10 shall survive the termination of this Agreement as long as shares of the Fund are held on behalf of Contract owners and Participants in accordance with this Section 6.3.
     6.4 Substitution of Portfolio Shares.
     Upon any substitution of the shares of another investment company or series thereof for shares of a Portfolio of the Fund in accordance with the terms of the Contracts, the Fund, the

Adviser, and Distributor shall cooperate with the Insurer in connection with such substitution.
     In the event any of the Portfolios’ shares are not registered, issued or sold in accordance with applicable state and/or federal law, including applicable tax law, or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Insurer, and if the Insurer reasonably determines that a need for substitution of the shares of another investment company or series thereof for shares of a Portfolio, pursuant to Section 26(c) of the 1940 Act, arises as a result, the expenses of effecting the substitution (including any expenses incurred in obtaining an SEC order and/or conducting a Contract owner vote) shall be reimbursed by Distributor.
Section 7. Parties to Cooperate Respecting Termination
     The other Parties hereto agree to cooperate with and give reasonable assistance to Insurer in taking all necessary and appropriate steps for the purpose of ensuring that the Separate Account(s) owns no shares of a Portfolio after the final termination date of this Agreement, other than as provided in Section 6.3.
Section 8. Assignment
     This Agreement or any of the rights and obligations hereunder may not be assigned by any Party, except with the written consent of each other Party.

Section 9. Class B Distribution Payments
     From time to time during the term of this Agreement the Distributor may make payments to the Contracts Distributor pursuant to a distribution plan adopted by the Fund with respect to the Class B shares of the Portfolios pursuant to Rule 12b-1 under the 1940 Act (the “Rule 12b-1 Plan) in consideration of the Contracts Distributor’s furnishing distribution services relating to the Class B shares of the Portfolios and providing administrative, accounting and other services, including personal service and/or the maintenance of Participant accounts, with respect to such shares. The Distributor has no obligation to make any such payments, and the Contracts Distributor waives any such payment, until the Distributor receives monies therefor from the Fund. Any such payments made pursuant to this Section 9 shall be subject to the following terms and conditions:
     (a) Any such payments shall be in such amounts as the Distributor may from time to time advise the Contracts Distributor in writing but in any event not in excess of the amounts permitted by the Rule 12b-1 Plan. Such payments may include a service fee in the amount of .25 of 1% per annum of the average daily net assets of the Fund attributable to the Class B shares of a Portfolio held by clients of the Contracts Distributor. Any such service fee shall be paid solely for personal service and/or the maintenance of Participant accounts.
     (b) The provisions of this Section 9 relate to a plan adopted by the Fund pursuant to Rule 12b-1. In accordance with Rule 12b-1, any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Section 9 shall provide the Fund’s Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     (c) The provisions of this Section 9 shall remain in effect for not more than a year and thereafter for successive annual periods only so long as such continuance is specifically approved at least annually in conformity with Rule 12b-1 and the 1940 Act. The provisions of this Section 9 shall automatically terminate in the event of the assignment (as defined by the 1940 Act) of this Agreement, in the event the Rule 12b-1 Plan terminates or is not continued or in the event this Agreement terminates or ceases to remain in effect. In addition, the provisions of this Section 9 may be terminated at any time, without penalty, by either the Distributor or the Contracts Distributor with respect to any Portfolio on not more than 60 days’ nor less than 30 days’ written notice delivered or mailed by registered mail, postage prepaid, to the other party.
Section 10. Notices
     Notices and communications required or permitted by Section 2 hereof will be given by means mutually acceptable to the Parties concerned. Each other notice or communication required or permitted by this Agreement will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:
Annuity Investors Life Insurance Company
525 Vine Street
Cincinnati, OH 45202-3121
Attn: John P. Gruber
FAX: (513) 412-1470
AllianceBernstein Investments, Inc.
1345 Avenue of the Americas
New York NY 10105
Attn.: Andrew L. Gangolf
FAX: (212) 969-2290

AllianceBernstein L.P.
1345 Avenue of the Americas
New York NY 10105
Attn: Andrew L. Gangolf
FAX: (212) 969-2290
Section 11. Voting Procedures
     Subject to the cost allocation procedures set forth in Section 3 hereof and so long as, and to the extent that, the SEC interprets the 1940 Act to require pass-through voting privileges for variable contract owners, Insurer will distribute all proxy material furnished by the Fund to Participants and will vote Fund shares in accordance with instructions received from Participants. Insurer will vote Fund shares that are (a) not attributable to Participants or (b) attributable to Participants, but for which no instructions have been received, in the same proportion as Fund shares for which said instructions have been received from Participants. Insurer agrees that it will disregard Participant voting instructions only to the extent it would be permitted to do so pursuant to Rule 6e-3 (T)(b)(15)(iii) under the 1940 Act if the Contracts were variable life insurance policies subject to that rule so long as, and to the extent that, the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law. Other participating life insurance companies utilizing the Fund will be responsible for calculating voting privileges in a manner consistent with that of Insurer, as prescribed by this Section 11.

Section 12. Foreign Tax Credits
     The Adviser agrees to consult in advance with Insurer concerning any decision to elect or not to elect pursuant to Section 853 of the Code to pass through the benefit of any foreign tax credits to the Fund’s shareholders.
Section 13. Indemnification
     13.1 Indemnification of Fund, Distributor and Adviser by Insurer.
     (a) Except to the extent provided in Sections 13.1(b) and 13.1(c), below, Insurer agrees to indemnify and hold harmless the Fund, Distributor and Adviser, each of their directors and officers, and each person, if any, who controls the Fund, Distributor or Adviser within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 13.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Insurer) or expenses (including, to the extent reasonable, legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses are related to the sale or distribution of the Contracts or Fund shares and:
(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account’s 1933 Act registration statement, the Separate Account Prospectus, or, to the extent prepared by Insurer or Contracts Distributor, sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Insurer or Contracts Distributor by or on behalf of the Fund, Distributor or Adviser for use in the Separate Account’s 1933 Act registration statement, the Separate Account Prospectus, or sales literature or advertising (or any amendment or supplement to any of the foregoing); or
(ii)	arise out of or as a result of any other statements or representations (other than statements or representations contained in the Fund’s 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Insurer or Contracts Distributor) or the negligent, illegal or fraudulent conduct of Insurer or Contracts Distributor or persons under their control (including, without limitation, their employees and “Associated Persons,” as that term is defined in paragraph (m) of Article I of the FINRA’s By-Laws), in connection with the sale or distribution of the Contracts or Fund shares; or

(iii)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund’s 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon and in conformity with information furnished to the Fund, Adviser or Distributor by or on behalf of Insurer or Contracts Distributor for use in the Fund’s 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund, or any amendment or supplement to any of the foregoing; or
(iv)	arise as a result of any failure by Insurer to perform the obligations, provide the services and furnish the materials required of it under the terms of this Agreement.
     (b) Insurer shall not be liable under this Section 13.1 with respect to any losses, claims, damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of that Indemnified Party’s reckless disregard of obligations or duties under this Agreement or to Distributor or to the Fund.
     (c) Insurer shall not be liable under this Section 13.1 with respect to any action against an Indemnified Party unless the Fund, Distributor or Adviser shall have notified Insurer in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify Insurer of any such action shall not relieve Insurer from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 13.1. In case any such action is brought against an Indemnified Party,

Insurer shall be entitled to participate, at its own expense, in the defense of such action. Insurer also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the Internal Revenue Service), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from Insurer to such Indemnified Party of Insurer’s election to assume the defense thereof, the Indemnified Party will cooperate fully with Insurer and shall bear the fees and expenses of any additional counsel retained by it, and Insurer will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.
     (d) The Indemnified Parties will promptly notify the Insurer of the commencement of any litigation or proceedings against them in connection with the issuance or sale of the Fund shares or the operation of the Fund.
     13.2 Indemnification of Insurer and Contracts Distributor by Adviser and Distributor.
     (a) Except to the extent provided in Sections 13.2(d) and 13.2(e), below, Adviser and Distributor each agrees to indemnify and hold harmless Insurer and Contracts Distributor, each of their directors and officers, and each person, if any, who controls Insurer or Contracts Distributor within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 13.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of Adviser) or expenses (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses are related to the sale or distribution of the Contracts or Fund shares and:
(i)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Fund’s 1933 Act registration statement, Fund Prospectus, sales literature or advertising of the Fund or, to the extent not prepared by Insurer or Contracts Distributor, sales literature or advertising for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to Distributor, Adviser or the Fund by or on behalf of Insurer or Contracts Distributor for use in the Fund’s 1933 Act registration statement, Fund Prospectus, or in sales literature or advertising (or any amendment or supplement to any of the foregoing); or

(ii)	arise out of or as a result of any other statements or representations (other than statements or representations contained in the Separate Account’s 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising for the Contracts, or any amendment or supplement to any of the foregoing, not supplied for use therein by or on behalf of Distributor, Adviser, or the Fund) or the negligent, illegal or fraudulent conduct of the Fund, Distributor, Adviser or persons under their control (including, without limitation, their employees and

Associated Persons), in connection with the sale or distribution of the Contracts or Fund shares; or

(iii)	arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Separate Account’s 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformity with information furnished to Insurer or Contracts Distributor by or on behalf of the Fund, Distributor or Adviser for use in the Separate Account’s 1933 Act registration statement, Separate Account Prospectus, sales literature or advertising covering the Contracts, or any amendment or supplement to any of the foregoing; or

(iv)	arise as a result of any failure by the Fund, Adviser or Distributor to perform the obligations, provide the services and furnish the materials required of them under the terms of this Agreement; or

(v)	arise out of or result from any material breach of any representation and/or warranty made by the Fund, Adviser or the Distributor in this Agreement or arise out of or result from any other material breach of this Agreement by the Fund, Adviser or the Distributor (including a failure whether unintentional, or in good faith, or otherwise, to comply with the diversification and other qualification requirements specified in Section 4 of this Agreement); or

(vi)	arise out of or result from the materially incorrect or untimely calculation or reporting of the daily net asset value per share or dividend or capital gain distribution rate.
     (b) Except to the extent provided in Sections 13.2(d) and 13.2(e) hereof, Adviser and Distributor each agrees to indemnify and hold harmless the Indemnified Parties from and against any and all losses, claims, damages, liabilities (including amounts paid in settlement thereof with, except as set forth in Section 13.2(c) below, the written consent of Adviser and Distributor) or expenses (including, to the extent reasonable, legal and other expenses) to which the Indemnified Parties may become subject directly or indirectly under any statute or regulation, or at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses directly or indirectly result from or arise out of the failure of any Portfolio to operate as a regulated investment company in compliance with (i) Subchapter M of the Code and regulations thereunder and (ii) Section 817(h) of the Code and regulations thereunder (except to the extent that such failure is caused by Insurer), including, without limitation, any income taxes and related penalties, rescission charges, liability under state law to Contract owners or Participants asserting liability against Insurer or Contracts Distributor pursuant to the Contracts, the costs of any ruling and closing agreement or other settlement with the Internal Revenue Service, and the cost of any substitution by Insurer of shares of another investment company or portfolio for those of any adversely affected Portfolio as a funding medium for the Separate Account that Insurer deems necessary or appropriate as a result of the noncompliance.

     (c) The written consent of Adviser or Distributor referred to in Section 13.2(b) above shall not be required with respect to amounts paid in connection with any ruling and closing agreement or other settlement with the Internal Revenue Service.
     (d) Neither Adviser nor Distributor shall be liable under this Section 13.2 with respect to any losses, claims; damages, liabilities or expenses to which an Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance by that Indemnified Party of its duties or by reason of such Indemnified Party’s reckless disregard of its obligations and duties under this Agreement or to Insurer, Contracts Distributor or the Separate Account.
     (e) Neither Adviser nor Distributor shall be liable under this Section 13.2 with respect to any action against an Indemnified Party unless Insurer or Contracts Distributor shall have notified the indemnifying Party in writing within a reasonable time after the summons or other first legal process giving information of the nature of the action shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the indemnifying Party of any such action shall not relieve the indemnifying Party from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this Section 13.2. In case any such action is brought against an Indemnified Party, Adviser and Distributor each will be entitled to participate, at its own expense, in the defense of such action. Adviser and Distributor each also shall be entitled to assume the defense thereof (which shall include, without limitation, the conduct of any ruling request and closing agreement or other settlement proceeding with the Internal Revenue Service), with counsel approved by the Indemnified Party named in the action, which approval shall not be unreasonably withheld. After notice from

Adviser or Distributor to such Indemnified Party of its election to assume the defense thereof, the Indemnified Party will cooperate fully with the indemnifying Party and shall bear the fees and expenses of any additional counsel retained by it, and the indemnifying Party will not be liable to such Indemnified Party under this Agreement for any legal or other expenses subsequently incurred by such Indemnified Party independently in connection with the defense thereof, other than reasonable costs of investigation.
     13.3 Effect of Notice.
     Any notice given by the indemnifying Party to an Indemnified Party referred to in Sections 13.1(c), 13.2(e), or 13.3(e) above of participation in or control of any action by the indemnifying Party will in no event be deemed to be an admission by the indemnifying Party of liability, culpability or responsibility, and the indemnifying Party will remain free to contest liability with respect to the claim among the Parties or otherwise.
Section 14. Applicable Law
     This Agreement will be construed and the provisions hereof interpreted under and in accordance with Ohio law, without regard for that state’s principles of conflict of laws.
Section 15. Execution in Counterparts
     This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

Section 16. Severability
     If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 17. Cooperation With Governmental Authorities
     Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Ohio Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable contract operations of the Insurer are being conducted in a manner consistent with the Ohio variable annuity laws and regulations and any other applicable law or regulations.
Section 18. Rights Cumulative
     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

Section 19. Restrictions on Sales of Fund Shares
     Insurer agrees that the Fund will be permitted (subject to the other terms of this Agreement) to make its shares available to separate accounts of other life insurance companies. The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.
Section 20. Headings
     The headings used in this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.
Section 21. Nonpublic Information
     The Fund, Adviser, and Distributor shall not, directly or indirectly, disclose or use any nonpublic personal information regarding the consumers or customers of the Insurer (as the terms “consumer” and “customer” are defined in Rule 3(g) and 3(j), respectively, of Regulation S-P of the SEC) (“Confidential Information”), other than to carry out the functions contemplated by this Agreement. The foregoing obligation of confidentiality shall not extend to any portion of the Confidential Information that is, or becomes, generally available to the general public from: (a) federal, state or local governmental records, (b) widely distributed media, or (c) disclosures to the general public that are required to be made by federal, state or local law.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below as the date and year first above written.

ANNUITY INVESTORS LIFE INSURANCE COMPANY
By:	/s/ Elizabeth G. Monsell
	Name:	Elizabeth G. Monsell
	Title:	Vice President

GREAT AMERICAN ADVISORS, INC.
By:	/s/ James L Henderson
	Name:	JAMES L HENDERSON
	Title:	PRESIDENT

ALLIANCEBERNSTEIN L.P.
By:	/s/ Marc O. Mayer
	Name:	Marc O. Mayer
	Title:	Executive Vice President

ALLIANCEBERNSTEIN INVESTMENTS, INC.
By:	/s/ Stephen C. Scanlon
	Name:	Stephen C. Scanlon
	Title:	Managing Director

SCHEDULE A
Company Separate Accounts Registered Under the 1940 Act as Unit Investment Trusts
The following separate accounts of the Company are subject to the Agreement:

		1940 Act	Type of Product
Name of Account	Date Established	Registration No.	Supported by Account
Annuity Investors Variable Account C	November 7, 2001	811-21095	Variable Annuity
Variable Annuity Contracts Registered Under the Securities Act of 1933
The following Contracts are subject to the Agreement:

	1933 Act	Type of Product
Name of Contract	Registration No.	Supported by Account
Transition20	333-148387	Individual Variable Annuity
Flex(b)	333-148444	Individual Variable Annuity
ContributorPlus	333-148459	Individual Variable Annuity
Access100	333-148676	Individual Variable Annuity
TotalGroup	333-148940	Group Variable Annuity
Portfolios
Class B shares of the following Portfolios of the AllianceBernstein Variable Products Series Fund, Inc. will be made available to the Insurer under the terms of this Agreement:
     International Value Portfolio